UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 1, 2015

CAMPBELL FUND TRUST
(Exact name of registrant as specified in charter)

Delaware	000-50264	94-6260018
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

c/o Campbell & Company, LP
2850 Quarry Lake Drive
Baltimore, Maryland 21209
(Address of principal executive offices, including zip code)

(410) 413-2600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant

Campbell & Company, LP (“CCLP”) is the managing operator, commodity pool operator, and commodity trading advisor of the Campbell Fund Trust.  Prior to January 1, 2015, KC Holding, Inc. (“KCH”) was the sole owner of Campbell & Company, LP.

Effective January 1, 2015, KCH entered into an equity purchase agreement with EC LLC, an entity wholly-owned by employees of CCLP, pursuant to which EC LLC purchased 50,100 Class B Interests of CCLP.  As a result of the consummation of the transaction, EC LLC owns a majority interest in CCLP.  KCH will continue to own a substantial  minority interest in CCLP and will retain certain rights relating to the corporate governance of CCLP.

This transaction is another step in a long-term succession plan pursuant to which majority ownership of the company is being transitioned from its founder, D. Keith Campbell, to employees of the company.

Item 8.01. Other Events

The Campbell Fund Trust ("Fund") has engaged Northern Trust Hedge Fund Services, LLC. (“NTHFS”) to serve as the Fund’s Administrator.  In such capacity NTHFS, commencing on or about January 1, 2015, will perform certain administrative services as determined by the Managing Operator, including (a) maintaining books and records related to Fund cash and position reconciliations, and portfolio transactions; (b) preparation of financial statement support and other reports for the Fund; (c) calculating the net asset value of the Fund; (d) preparing certain reports to investors; (e) calculating fees payable or allocable to the Investment Manager (as applicable); and (f) performing certain other administrative and clerical services pursuant to the terms of the Administration Agreement. For purposes of determining the Fund’s net asset value, NTHFS will independently adhere to the valuation policies adopted by the Fund and Managing Operator.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMPBELL FUND TRUST

		By:	Campbell & Company, LP,
its Managing Operator

Date:	January 7, 2015	By:	/s/ Heidi Kaiser
Heidi Kaiser
Chief Compliance Officer